Exhibit 5
                         LEBOEUF, LAMB, GREENE & MACRAE
                                     L.L.P.

       A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

                              125 WEST 55TH STREET
                             NEW YORK, NY 10019-5389

                                  May 14, 1998



Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, OH  43215-2220

Ladies and Gentlemen:

     We are acting as counsel for Nationwide Financial Services, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 of 2,600,000 shares of Class A Common Stock, par value $0.01 per share, of the Company (the "Shares") for offer and sale pursuant to the 1996 Long-Term Equity Compensation Plan (the "Plan").

     We have examined such corporate records, certificates and other documents as we have considered necessary for the purposes hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

     Based on the foregoing, we are of the opinion that, upon issuance, delivery and payment therefor in the manner contemplated by the Plan, the Shares will be validly issued, fully paid and non-assessable.

     Our opinion set forth herein is limited in all cases to matters arising under the laws of the State of New York and the General Corporation law of the State of Delaware. We consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                          Very truly yours,



                                          LeBoeuf, Lamb, Greene & MacRae, L.L.P.